UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 4, 2005

BEL FUSE INC.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	0-11676	22-1463699
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

206 Van Vorst Street, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (201) 432-0463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On March 4, 2005, the Registrant and its newly formed subsidiary, Bel Westboro Inc. (“Merger Sub”), entered into an agreement and plan of merger with Galaxy Power Inc., a Massachusetts corporation (“Galaxy”), a copy of which is attached hereto as Exhibit 2.1. Subject to the approval of Galaxy's shareholders and the satisfaction of other conditions, the merger agreement provides for the merger of the Merger Sub with and into Galaxy. Under the terms of the merger agreement, Galaxy will become a wholly-owned subsidiary of the Registrant and the shareholders of Galaxy Power Inc. will receive aggregate merger proceeds of $18,000,000 (subject to certain closing adjustments) in cash, of which $1,750,000 will be retained in escrow to address potential post-closing indemnification issues. Galaxy’s vested options and warrants will be cashed out at the effective time of the merger and all unvested options and warrants will be cancelled as of the effective time of the merger. The Registrant will account for the merger under the purchase method of accounting.

    Shareholders of Galaxy owning in excess of two-thirds of the outstanding common stock of Galaxy have entered into a voting agreement pursuant to which they have agreed to vote their shares of Galaxy common stock in favor of the merger.

    The Registrant has issued a press release describing the execution and delivery of the agreement and plan of merger.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit 2.1- Agreement and Plan of Merger dated as of March 4, 2005 by and among Bel Fuse Inc., Bel Westboro Inc. and Galaxy Power Inc.

Exhibit 99.1- Press release dated March 4, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEL FUSE INC.

By:	/s/ Colin Dunn
Name: Colin Dunn
Title: Vice President of Finance

Dated: March 7, 2005

EXHIBIT INDEX

Exhibit 2.1- Agreement and Plan of Merger dated as of March 4, 2005 by and among Bel Fuse Inc., Bel Westboro Inc. and Galaxy Power Inc.

Exhibit 99.1- Press release dated March 4, 2005